Exhibit 99.1

Staccato Securityholders Approve Acquisition by Timberline Resources

May 24, 2010 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) is pleased to announce that Staccato Gold Resources Ltd. (TSX.V: CAT) (“Staccato”) has received approval from its securityholders for the proposed plan of arrangement pursuant to which Timberline will acquire all the issued and outstanding common shares of Staccato.

At the special meeting of Staccato securityholders held on Friday, May 21, 2010, 98.1 per cent of the securities that were voted favored the arrangement resolution, approving the proposed plan of arrangement transaction.  The plan of arrangement was more fully described in Timberline’s press release dated March 23, 2010. Timberline and Staccato expect to obtain all requisite approvals and remain on track to complete the transaction in early June, 2010. Timberline’s shareholders will vote on the proposed plan of arrangement at their special meeting of shareholders to be held on May 28, 2010.

Timberline also announced that it has received conditional acceptance for the listing of its common shares on the TSX Venture Exchange in Toronto.  Upon final acceptance, which is subject to shareholder and court approval of the plan of arrangement, the common shares of Timberline Resources Corporation will be listed on the TSX Venture Exchange in substitution for common shares of Staccato.

About Timberline Resources Corporation

Timberline is a diversified gold company with three complementary business units: a mine in development with anticipated gold production, an active exploration division, and two contract core drilling subsidiaries. Timberline is focused on the evaluation and the acquisition of advanced-stage exploration opportunities, with the potential for near-term development and production. Timberline formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, at its royalty-free Butte Highlands Gold Project which commenced development in the summer of 2009 and has gold production targeted in the near term.  The Management team has experience, depth, and a solid track record of achievement in building successful companies and discovering economic ore bodies.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859